EXHIBIT 99

FOR IMMEDIATE RELEASE:                                 CONTACT: GREGORY L. SKAAR
----------------------                                   Chief Financial Officer
                                                                    262-268-6800

                Edison Control Corporation Announces Shareholder
                      Approval of Going Private Transaction

     PORT WASHINGTON, WI, July 31, 2003 - Edison Control Corporation (OTCBB:
EDCO) announced today that its shareholders approved a one-for-66,666 reverse split of the Company's common stock. The reverse stock split is scheduled to take effect August 5, 2003. In conjunction with the reverse stock split, the Company intends to deregister its common stock under the Exchange Act, thereby effecting the going private transaction.

     As of August 5, 2003, shareholders owning less than one share as a result of the reverse stock split will be entitled to receive cash in an amount equal to $7.00 per pre-split share instead of receiving fractional shares. Shareholders owning more than one share as a result of the reverse stock split will be entitled to receive one newly issued share of common stock for each 66,666 shares held in a single account prior to effectiveness of the reverse stock split.

     Shortly after August 5, shareholders will receive instructions regarding the method of exchanging old stock certificates for cash. Shareholders need not do anything with their stock certificates until they receive instructions. American Stock Transfer and Trust Company is the Company's transfer agent and will act as the exchange agent for the purpose of implementing the exchange of stock certificates in the reverse stock split.

     Construction Forms, headquartered in Port Washington, Wisconsin is the only wholly owned subsidiary of Edison Control Corporation and has three operating units. ConForms, the principal operating unit, designs, manufactures, and distributes concrete pumping systems and accessories. Ultra Tech is engaged in the manufacturing and marketing of abrasion resistant piping systems which are used extensively in mining, pulp and paper mills, waste water treatment plants, and coal-fired electric utility plants, as well as concrete pumping applications. South Houston Hose is a distributor of industrial hose and fittings.

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